At a meeting of the Audit Committee of the Registrant
held on May 2, 2006, the Audit Committee unanimously
determined not to re-appoint PricwaterhouseCoopers
LLP (PwC) as independent accountants to audit the
Registrant's financial statements for the fiscal year
ending March 31, 2007.  This determination, which was
promptly communicated to PwC, was made because the
Audit Committee had been informed that PwC had recently
been engaged to audit the financial statements of
AllianceBernstein L.P., the Registrant's investment
adviser, and it was the judgment of the Audit Committee
that it was preferable for the Registrant to have its
financial statements audited by other independent
accountants.  PwC's report on the Registrant's
financial statements for each of the Registrant's
past two years did not include any adverse opinion
or disclaimer of opinion and was not qualified or
modified as to uncertainty, audit scope or accounting
principles.   During the Registrant's two most recent
fiscal years and subsequently, there were no disagreements or events of the type required to be reported pursuant to paragraph (iv) or (v) of Item
304(a)(1) of Regulation S-K. The Audit Committee of the Registrant expects to appoint new independent accountants in the near future